Exhibit 99.1

Acquisition Update:
Chase Corporation acquires Zappa Stewart

CHASE Corporation

On December 31, 2017, Chase Corporation (NYSE American: CCF) acquired all equity of Stewart Superabsorbents (SSA), LLC (d.b.a. "Zappa Stewart"), an advanced superabsorbent polymer (SAP) formulator and solutions provider, and entered into multi-year leases at both its existing locations.

Zappa Stewart Overview

- **Acquired Company Overview:** solutions provider of specialty materials for water and liquid management, remediation and protection.
- **Employees:** ~ 60
- **Products:** Superabsorbent Powder, Superabsorbent Liquid, Superabsorbent Hot Melt Adhesive, Customized Superabsorbent solutions.
- **End Markets:** diverse markets, including medical, environmental, infrastructure, wire and cable, energy and consumer products.

"This is a highly complementary acquisition for Chase Corporation which leverages our existing channels to industrial markets and allows us to deliver more value to our customers. Zappa Stewart's proven protective materials technology is a great fit with our core strategy and extends our reach into growing medical and consumer applications."

- Adam P. Chase, President and CEO

ZAPPATEC

stewart superabsorbents

"Our organization is excited to become part of the dynamic Chase team. Becoming part of the Chase platform creates significant opportunities to deploy proprietary polymer solutions across diverse market segments. This increased scale and geographic reach for our specialty reagents will generate new opportunities for our personnel, new perspectives and sustainable growth."

- Quint Barefoot, Zappa Stewart's Managing Partner

Expands Chase's Domestic Footprint [1]



Westwood, MA
Headquarters
Hickory, NC
Superabsorbents
McLeansville, NC
Superabsorbents

Newly acquired Production Facilities (entered into multi-year leases)

Existing Chase Domestic Production Facilities

Acquisition Factsheet

- **Purchase Price:** $71.4 million (net of cash received, pending any final working capital adjustment and excluding one-time deal costs).
- **Financing:** Equity purchase paid for with combination of $65 million draw on existing revolving credit facility and cash on hand.
- **Financial Performance Metrics:** In the most recently completed calendar year, SSA and its recently acquired Zappa-Tec business (collectively "Zappa Stewart") had combined revenue in excess of $24 million. Chase expects this acquisition to be immediately accretive to its earnings.
- **Key Personnel:** Former Zappa-Tec owner Quint Barefoot and SSA member Kip Clyburn, have both joined Chase Corporation in key roles.
- **Acquisition/Operational Strategy:** Inorganic growth is one of Chase's three core strategies; Chase intends to fully integrate Zappa Stewart into its shared service platform; to be included in the Industrial Materials operating segment.
- **Deal Arrangement:** Self-arranged.

[1] Chase's international production facilities in UK, China and India, not shown

1

Acquisition Update: Frequently Asked Questions Q&A from interested parties, regarding the Zappa Stewart acquisition: How does this acquisition fit into Chase’s strategy? We see this as a continuation of our desire to invest in specialty chemical opportunities where products provide attributes of protection at a low cost and high value. While a portion of the business is deriving revenue from Wire & Cable customers, the attraction was for products in diversified areas such as medical, consumer, environmental and construction applications. What synergies do you expect once you combine the business with Chase’s ongoing operations? We have not justified this investment on rationalization of this business into Chase, but we anticipate some logical cost savings by bringing this business onto Chase’s ERP system, support systems and shared services platform. Can you clarify what you mean by accretive to earnings? We see this addition as increasing our earnings per share after taking into account one-time transaction costs and financing costs. Was this transaction part of an auction? This deal did not involve an auction, as principals on both sides who have had multi-decades long relationships saw the benefits of combining strengths of each company together to maximize value.

Acquisition Update: FAQ's (continued) Why did the former owners sell this business ? There was a desire by one of the owners to scale back a portfolio of businesses as part of a retirement plan, and a desire by other owners to continue to build the business. Combining SSA and Zappa-Tec into one entity enabled an orderly exit for some and the opportunity for other members to continue to grow the business under the Chase umbrella. Can you explain how tax reform and the Tax Cuts and Jobs Act will impact this deal? Was that the reason for the December 31, 2017 close date? We justified this business under then-existing tax laws. We see the tax reform changes as being beneficial to certain aspects of this deal as well as Chase as a whole. Opportunity exists to accelerate depreciation on equipment purchased as part of the transaction. The timing of the close had nothing to do with tax considerations. We elected to observe the combination of SSA and Zappa-Tec for one full quarter to evaluate performance of the combined business. What was the multiple that was paid on this acquisition? We are not disclosing this information now. Value on the business was not based upon a multiple of revenue, but rather on profit and cash flow dynamics. Further details may be shared at a later time. The investment was well within overall Chase metrics for gross margin, EBITDA margin, and other financial metrics. Note: Certain statements in this investors’ presentation are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential,” among others. These forward-looking statements are based on Chase Corporation’s current expectations (‘Acquisition Update’ furnished on January 11, 2018). The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.